Exhibit 10.6

No. CLSH2022-D6

AMENDED AND RESTATED UNSECURED DEBENTURE

THIS DEBENTURE IS SUBJECT TO A DEBENTURE SUBSCRIPTION AGREEMENT OF EVEN DATE HEREWITH (THE "SUBSCRIPTION AGREEMENT") AND FORMS A PART OF AN OFFERING BY MAKER OF UP TO $5,500,000 USD IN AGGREGATE DEBENTURES.

AS DESCRIBED IN THE SUBSCRIPTION AGREEMENT, THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY APPLICABLE STATE ("BLUE SKY LAWS") OR FOREIGN SECURITIES LAWS AND WILL BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS PROVIDED BY RULE 506(b) OF REGULATION D AND/OR SECTION 4(a)(2) UNDER THE SECURITIES ACT AND OUTSIDE THE UNITED STATES PURSUANT TO REGULATIONS UNDER THE SECURITIES ACT. ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND AS REQUIRED BY APPLICABLE BLUE SKY AND/OR FOREIGN LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL SATISFACTORY TO THE BORROWER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE SECURITIES ACT AND APPLICABLE BLUE SKY AND FOREIGN LAWS.

$500,000	May 31, 2023

WHEREAS, on January 4, 2022, CLS Holdings USA Inc., a Nevada corporation (“Maker”) and Navy Capital Green Fund LP (“Purchaser”) entered into an Unsecured Debenture No. CLSH2022-D6 whereby Purchaser agreed to purchase an Unsecured Debenture in the principal amount of $500,000 from Maker (the “Original Unsecured Debenture”).

WHEREAS, pursuant to this Amended and Restated Unsecured Debenture, the Maker and the Purchaser now wish to amend and restate the Original Unsecured Debenture, which Amended and Restated Unsecured Debenture shall replace the Original Unsecured Debenture in all respects as follows:

FOR VALUE RECEIVED, CLS Holdings USA, Inc, a Nevada corporation with its principal address at 1800 S. Industrial Road Suite 100, Las Vegas Nevada, 89102 ("Maker"), under the terms of this Amended and Restated Unsecured Debenture ("Debenture"), promises to pay to the order of NAVY CAPITAL GREEN FUND, LP ("Purchaser"), by check or wire, in lawful money of the United States of America and in immediately available funds, the principal amount of $500,000 (the "Original Principal Amount"), together with such interest on the Original Principal Amount as provided for below on October 31, 2024 (the "Maturity Date").

Interest payable on the Original Principal Amount shall accrue at a rate per annum equal to fifteen percent (15%) calculated on the basis of a 360 day year ("Interest").

Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Subscription Agreement.

1.    Repayment. Maker shall make payments to Purchaser in the amounts and on the dates set forth on the attached Exhibit 1.

2.    Additional Payments. Commencing 90 days after the end of the first fiscal quarter of the Company that occurs after April 10, 2025 and for a period of five (5) years thereafter, Maker shall pay to Purchaser cash payments equal to the greater of (i) fifteen percent (15%) of the Original Principal Amount, or (ii) Purchaser's pro rata portion of five percent (5%) of the annual distributions the Maker receives as a result of the Maker's joint venture with the Fort McDermitt Cannabis Commission and CSI Health MCD, LLC for the prior fiscal year, which percentage shall be computed by dividing the Original Principal Amount by the total amount sold in the Offering (not to exceed $5,500,000) and multiplying it by 0.05 (the “Additional Payments”). The Additional Payments shall be paid quarterly, based on the prior fiscal year, and shall be prorated for partial fiscal quarters, as applicable.

3.    Prepayment. This Debenture may not be prepaid in full or in part.

4.    Default.

4.1    Events of Default. With respect to the Debenture, the following events are “Events of Default”:

(a)      Default of Maker in the payment of principal or accrued interest under the Debenture after fifteen (15) business days' written notice from Purchaser following the date when the same is due and payable; or

(b)      the occurrence of any of the following:

(i)	Maker files a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the United States Bankruptcy Code (as now or in the future amended, the "Bankruptcy Code");

(ii)	Maker makes a general assignment for the benefit of its creditors;

(iii)

Maker consents to the appointment of a receiver or trustee for all or a substantial part of the property of Maker or approves as filed in good faith a petition filed against Maker under the Bankruptcy Code; or

(iv)

the commencement of a proceeding or case, without the application or consent of Maker, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Maker or of all or any substantial part of its assets, or (iii) similar relief in respect of Maker under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case set forth in (i), (ii), or (iii) above continues undismissed or uncontroverted, or an order, judgement or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of sixty (60) business days.

4.2    Acceleration. If any one or more Events of Default described in Section 4.1 shall occur and be continuing, then Purchaser may, at Purchaser's option and by written notice to Maker, declare the unpaid balance of the Debenture owing to Purchaser to be forthwith due and payable.

5.    Unsecured. This Debenture is an unsecured obligation of Maker and will rank pari passu in right of payment of principal and interest with all other unsecured obligations of Maker.

6.    Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if faxed with confirmation of receipt or if mailed by registered or certified mail, postage prepaid, at the address of Maker on the first page of this Debenture, or if to Purchaser, to the address set forth in the Subscription Agreement. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been received when personally delivered or faxed, or five business days after being deposited in the mail in the manner set forth above.

7.    Usury. This Debenture is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby, payment of the Additional Payments or otherwise, shall the amount paid or agreed to be paid to Purchaser hereunder for the loan, use, forbearance or detention of money exceed that permissible under applicable law. If at any time the performance of any provision of this Debenture or of any other agreement or instrument entered into in connection with this Debenture involves a payment exceeding the limit of interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit. it being the specific intent of Maker and Purchaser that all payments under this Debenture are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth herein or therein or

(ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provisions of this Section 7 shall never be superseded or waived and shall control every other provision of this Debenture and all other agreements and instruments between Maker and Purchaser entered into in connection with this Debenture.

8.    WAIVER OF RIGHT TO TRIAL BY JURY. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY

PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

9.    Governing Law; Jurisdiction. Maker and Purchaser each hereby submits to personal jurisdiction in the State of Nevada, consents to the exclusive jurisdiction of any competent state or federal district court sitting in Clark County, Nevada, and waives any and all rights to raise lack of personal jurisdiction as a defense in any action, suit, or proceeding in connection with this Debenture or any related matter. This Debenture shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada, without reference to conflicts of law provisions of such state. Exclusive venue for any legal proceedings brought in connection with, or relating to, this Debenture shall be in Clark County, Nevada.

10.    Successors. The provisions of this Debenture shall inure to the benefit of and be binding on any permitted successor of Purchaser. This Debenture cannot be assigned by any party hereto except as described in the Subscription Agreement.

[Signature Page Follows]

This Debenture is executed in the State of Nevada as of the date first set forth above.

CLS Holdings, USA, Inc.,

a Nevada corporation

By:

Name: Andrew Glashow

Title:   Chairman and Chief Executive Officer

Agreed and accepted this ___ day of May, 2023

NAVY CAPITAL GREEN FUND, LP

By:

Print Name: ________________________________

Title: ______________________________________

EXHIBIT 1

$500,000 Payment Schedule
Period	Payment Date	Beginning Balance	Payment	Interest	Principal	Ending Balance
1	6/30/2023	$ 500,000.00	$ 18,750.00	$ 18,750.00	$ -	$ 500,000.00
2	9/30/2023	$ 500,000.00	$ 40,972.22	$ 18,750.00	$ 22,222.22	$ 477,777.78
3	10/31/2023	$ 477,777.78	$ 28,194.44	$ 5,972.22	$ 22,222.22	$ 455,555.56
4	11/30/2023	$ 455,555.56	$ 27,916.66	$ 5,694.44	$ 22,222.22	$ 433,333.34
5	12/31/2023	$ 433,333.34	$ 38,750.00	$ 5,416.67	$ 33,333.33	$ 400,000.01
6	1/31/2024	$ 400,000.01	$ 38,333.33	$ 5,000.00	$ 33,333.33	$ 366,666.68
7	2/29/2024	$ 366,666.68	$ 37,916.66	$ 4,583.33	$ 33,333.33	$ 333,333.35
8	3/31/2024	$ 333,333.35	$ 37,500.00	$ 4,166.67	$ 33,333.33	$ 300,000.02
9	4/30/2024	$ 300,000.02	$ 37,083.33	$ 3,750.00	$ 33,333.33	$ 266,666.69
10	5/31/2024	$ 266,666.69	$ 36,666.66	$ 3,333.33	$ 33,333.33	$ 233,333.36
11	6/30/2024	$ 233,333.36	$ 36,250.00	$ 2,916.67	$ 33,333.33	$ 200,000.03
12	7/31/2024	$ 200,000.03	$ 35,833.33	$ 2,500.00	$ 33,333.33	$ 166,666.70
13	8/31/2024	$ 166,666.70	$ 35,416.66	$ 2,083.33	$ 33,333.33	$ 133,333.37
14	9/30/2024	$ 133,333.37	$ 35,000.00	$ 1,666.67	$ 33,333.33	$ 100,000.04
15	10/31/2024	$ 100,000.04	$ 101,250.04	$ 1,250.00	$ 100,000.04	$ 0.00